UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
June 11, 2007
NUANCE COMMUNICATIONS, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-27038 (Commission File Number)	94-3156479 (IRS Employer Identification No.)
1 Wayside Road
Burlington, Massachusetts 01803
(Address of Principal Executive Offices)
(Zip Code)
Registrant’s telephone number, including area code: (781) 565-5000
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01    Entry into a Material Definitive Agreement
On June 11, 2007, Nuance Communications, Inc. (“Nuance”) received a commitment letter dated as of June 11, 2007 (the “Commitment Letter”) from Citigroup Global Markets Inc., Lehman Brothers Inc. and Goldman Sachs Credit Partners L.P. as arrangers, and UBS Securities LLC and Bank of America Securities as co-arrangers, and from Citibank, N.A., Citicorp USA, Inc., Citicorp North America, Inc., Lehman Commercial Paper Inc., Goldman Sachs Credit Partners L.P., UBS Loan Finance LLC and Bank of America, N.A., as banks. The Commitment Letter provides for incremental term loans in the amount of $225 million (“Incremental Credit Facility”) that would be provided under Nuance’s existing credit agreement entered into on March 31, 2006 and amended and restated on April 5, 2007 (the “Existing Credit Agreement”). The term loans under the Incremental Credit Facility will amortize on the same schedule as the existing $442 million of term loans under the Existing Credit Agreement and will result in a total $667 million term loan facility (less any principal payments made prior to closing the Incremental Credit Facility). The existing term loans amortize, and the term loans under the Incremental Credit Facility will amortize, at a rate of 1.0% of the principal amount on an annual basis, payable quarterly, with the balance due at maturity in March 2013. The Existing Credit Agreement also provides for a $75 million revolving credit facility due in March 2012. The additional funds received by Nuance under the Incremental Credit Facility will be used to fund the cash portion of the merger consideration for Nuance’s previously announced acquisition of VoiceSignal Technologies, Inc., to pay related fees and expenses and for general corporate purposes. The Incremental Credit Facility forms a part of the Existing Credit Agreement and will be secured by the same assets of Nuance and its domestic subsidiaries as is provided for under the Existing Credit Agreement and related loan documents. The covenants, representations and warranties and events of default under the Existing Credit Facility remain unchanged. The closing of the Incremental Credit Facility is subject to the satisfaction of customary closing conditions.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NUANCE COMMUNICATIONS, INC.
Date: June 15, 2007	By:	/s/ James R. Arnold, Jr.
James R. Arnold, Jr.
Chief Financial Officer